Exhibit 99.1


                                  PATHNET, INC.
                             1015 31st Street, N.W.
                             Washington, D.C. 20007


                                                                  August 5, 1998


To the Holders of the Warrants to Purchase Common Stock:

         Reference is made to the Warrant Agreement, dated as of April 8, 1998 (the "Agreement"), by and between Pathnet, Inc., a Delaware corporation (the "Company"), and The Bank of New York, as Warrant Agent, regarding the warrants (the "Warrants") to purchase the Company's common stock, par value $.01 per share (the "Common Stock"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

         The Company hereby notifies you pursuant to Section 5.01(c) of the Agreement of an adjustment to the Exercise Rate of the Warrants pursuant to
Section 5.01(a) of the Agreement to reflect the 2.9-for-one stock split of the Company's Common Stock effected by a stock dividend to holders of record of Common Stock on August 3, 1998 (the "Stock Split"). As a result, the Exercise Rate of the Warrants shall be adjusted so that each Warrant will entitle the holder to purchase 3.19 shares of Common Stock effective August 3, 1998, the record date of the Stock Split.

         If you have any questions, please feel free to forward written inquiries to the Secretary at the Company's address above.

                                            PATHNET, INC.


                                            By: /s/ Michael A. Lubin
                                            ------------------------
                                            Michael A. Lubin
                                            Vice President, General Counsel
                                            and Secretary